Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

I consent to the use in this Registration Statement of Rolfe Enterprises, Inc. on Form SB-2 of my reports dated April 6, 2003 and October 19, 2003 appearing in the Prospectus, which is part of this Registration Statement. I also consent to the reference to me under the heading "Experts" in such Prospectus.

/s/ Tim B. Palmieri
Certified Public Accountant

Suwanee, Georgia
December 23, 2003